                                                                   Exhibit 10.54

                                August 17, 2001

Mr. Michael R. Azarela
12310 Cleghorn Road
Cockeysville, MD 21030

Dear Mike:

     This letter (the "Agreement") will confirm our understanding concerning your termination of employment with RailWorks Corporation (the "Company") and your release of the Company from any liability to you, as follows:

     1. Pursuant to your resignation letter dated as of August 17, 2001, effective as of the date hereof (the "Termination Date"), you will cease to be an employee of the Company, the President and Chief Operating Officer of the Company, a member of the Board of Directors of the Company (the "Board") and a member of any Committee of the Board; and except as explicitly provided herein will promptly return any Company property in your possession.

     2. In recognition of your position with and service to the Company, the Company is willing to provide the following so that an orderly and amicable separation can be achieved:

          (i) Only if this Agreement becomes effective as provided in paragraph
              Item 12. hereof, the Company shall pay to you the following amounts as set forth below, less legally required withholding for taxes and other deductions, as severance pay. All payments made under this Agreement shall, pursuant to present practice, be made by direct deposit to your account at the Bank of America unless otherwise specified in writing by you.

               (a) your base salary through June 30, 2002 in accordance with the following schedule, and should the Company become the subject of a bankruptcy proceeding, it will not, to the extent legally permissible, object to the allowance of a claim equal in amount to all unpaid installments or contest a claim by you with respect to such payments:

-------------------------------------------------------------------------------------
  DATE                                         PAYMENT AMOUNT
-------------------------------------------------------------------------------------
  Company's last regular pay day in the        All salary due through August 2001
  month of August
-------------------------------------------------------------------------------------
  Company's last regular pay day in the        All salary due through September and
  month of September                           October 2001
-------------------------------------------------------------------------------------
  Company's last regular pay day in the        All salary due through November and
  month of November                            December 2001
-------------------------------------------------------------------------------------
  Pay periods from January 1, 2002             Company's regular salary payments
  through June 30, 2002                        therefor
-------------------------------------------------------------------------------------

; and

               (b) the cash equivalent of your accrued unused vacation time through the Termination Date (estimated to be four (4) weeks), payable on the Company's last regular pay day in the month of August.

(ii) As soon as reasonably possible after the effectiveness of this Agreement, the Company agrees to cause the transfer agent to remove all legends and stop-transfer orders on the shares of the Company's stock held by you which are not subject to Section 2(iv) hereof, so long as said action is compatible with all legal and contractual obligations of the Company relating thereto (including without limitation the "Block Trade" restrictions);

(iii) Any and all outstanding stock options granted to you under any Company incentive stock plan shall become immediately vested upon effectiveness of this Agreement and shall remain exercisable through August 16, 2002 so long as such arrangement does not subject the Company to variable accounting treatment;

(iv) Immediate cancellation of the outstanding principal balance and accrued unpaid interest on the Consolidated, Amended and Restated Note executed March 1, 2001, through foreclosure upon the stock of the Company held as collateral;

(v) The Company shall reimburse you for all of the reasonable legal fees incurred by you in connection with the negotiation and, for a period of fifteen (15) calendar days, the implementation and interpretation of this Agreement;

(vi) The Company will provide for your benefit, at its expense, a program of reasonable outplacement services for a reasonable period of time of not less than six (6) months which the Company will arrange by mutual agreement with you;

(vii) The Company shall indemnify and hold you harmless to the fullest extent permissible under applicable law with respect to the good faith actions taken by you in your capacity as a director and/or officer of the Company. The Company will use commercially reasonable efforts to maintain directors' and officers' liability insurance in commercially reasonable amounts under which you shall be covered to the same extent as other directors and officers of the Company for a reasonable period of time following the Termination Date;

(viii) The Company will furnish to you and your dependents, at its expense, the health insurance benefits, including without limitation the medical, dental, hospitalization and vision care plans, that are generally made available to persons in similar positions in the Company for a period of twelve months after the Termination Date followed by all rights afforded to you under COBRA, or until you obtain comparable health insurance coverage through other employment, whichever shall occur first;

(ix) The Company will continue to provide you with your existing life insurance benefit for a period of twelve months after the Termination Date;

(x) The Company will reimburse you for all business expenses incurred by you prior to the Termination Date for which appropriate documentation is presented to the Company; and

(xi) The Company will allow you to keep the personal laptop computer provided for your use as an employee after the Company is given sufficient time and access to confirm that there is no proprietary information of the Company on such computer.

       3. You understand and agree that by your acceptance of the terms of this Agreement and by your receipt of the consideration described in paragraph 2 hereof, the receipt and sufficiency of which is hereby acknowledged, you and the Company unconditionally, voluntarily and irrevocably agree:

(i) That you are no longer bound by any contractual provisions that prohibit you from accepting employment from a competitor of the Company;

(ii) That you will not disparage the Company, its business, its officers, directors and/or its employees and the Company will not disparage you in any way; and

         (iii) To release, acquit, and forever discharge the Company, and any affiliated entities, their officers, directors, agents, representatives, attorneys, servants, employees, predecessors, successors, assigns, and all persons acting herein specifically named or not from any and all claims, demands, liabilities, debts, judgments, damages, expenses, actions, causes of action or suits of any kind whatsoever which you or your heirs, personal representatives, and assigns, and each of them may have had or may now have, whether known or unknown, including but not limited to common law claims, statutory claims, contract claims, claims for wages or earnings or benefits, claims for overtime, claims or causes of action under Title VII of the Civil Rights Act, claims or causes of action pursuant to the Age Discrimination in Employment Act ("ADEA"), claims or causes of action pursuant to any other federal, state, or municipal statute, or local ordinance, incidental or consequential claims or damages, expenses incurred, litigation expenses, court costs, attorneys' fees, employment, reinstatement, and any and all other damages or statutory sums whatsoever known or unknown, compensatory or punitive, which arose out of or are connected in any way, directly or indirectly with your employment with the Company; provided, however, that nothing in this paragraph shall be construed to (i) limit your right to receive benefits under the Company's employee benefit plans in which you are vested as of the Termination Date in accordance with the terms of those plans,
               (ii) limit your right to receive indemnification under the Company's charter, by-laws, or any other agreement entered into between the Company and you, including this Agreement, or as provided by law nor any right to receive insurance coverage or proceeds with respect to such indemnification rights, or (iii) limit the ability of either party to sue for any act or omission which occurs subsequent to termination of the employment relationship as it relates to the ADEA. The consideration described herein contains additional amounts for your waiver of any and all ADEA claims arising out of your employment relationship with the Company prior to termination.

     4. The settlement specified in paragraph 2 hereof includes full and complete compensation for any and all of your counsel or other fees, expenses and costs incurred in connection with any claims you might possibly have had against the Company.

     5. You expressly agree that the terms of your settlement with the Company and the contents of this Agreement are to be kept confidential, and you promise that you have not revealed and will not reveal such terms to any person other than any appropriate taxing authorities, your attorney, your accountant and your immediate family.

     6. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or application of the Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.

     7. Any disputes arising regarding the meaning or validity of this Agreement shall be governed by the law of the State of Maryland which shall govern the interpretation of the provisions contained in this agreement.

     8. By your signature on this letter, you hereby affirm and acknowledge that you have read this Agreement, have been advised by the Company to consult with an attorney prior to signing this Agreement, and in fact have had full opportunity to consult with an attorney prior to signing this Agreement. You further affirm that you are executing this Agreement free from duress, undue pressure or influence, harassment, or intimidation and you are voluntarily signing with full knowledge of its terms and conditions.

     9. You have been informed that you have twenty one (21) days from the date you receive this Agreement to consider and sign it, and that if you sign the Agreement it will not be effective for a period of seven (7) calendar days, during which time you can revoke this Agreement as far as it extends to potential claims under ADEA by written notice to the Company within seven (7) calendar days following your execution of this Agreement. To be effective, a notice under this paragraph must be sent within the relevant period specified above and addressed to:

         Attention: John Kennedy
         Chief Executive Officer

         RailWorks Corporation
         6225 Smith Avenue, Suite 200
         Baltimore, Maryland 21209.

     10. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company, and the Company specifically disclaims any liability to or wrongful acts against you or any other person, on the part of itself, its employees, or its agents.

     11. This instrument constitutes and contains the entire agreement and understanding of you and the Company, with respect to the subject matters addressed herein, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof.

     If the foregoing accurately sets forth our understandings, please so indicate by signing in the space provided below and returning one signed copy to me.

                                             Very Truly Yours,

                                             RAILWORKS CORPORATION



                                             By: /s/ John Kennedy
                                                ---------------------
                                             Name:  John Kennedy
                                             Title: Chief Executive Officer


Accepted and agreed
this 20th day of August, 2001.


/s/ Michael R. Azarela
-------------------------------
Michael R. Azarela